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                                                                      EXHIBIT 12

                        ITT CORPORATION AND SUBSIDIARIES

            CALCULATION OF RATIO OF EARNINGS TO TOTAL FIXED CHARGES
                             (MILLIONS OF DOLLARS)

                                                                              THREE MONTHS
                                                                             ENDED MARCH 31,
                                                                             ---------------
                                                                             1996       1995
                                                                             ----       ----
Earnings:
Net Income.................................................................  $ 20       $  7
Add:
  Adjustment for distributions in excess of equity earnings and
     losses(a).............................................................    --          1
  Income taxes.............................................................    15          4
  Minority equity in net loss..............................................    (1)        (6)
  Amortization of interest capitalized.....................................     1          1
                                                                             ----       ----
                                                                               35          7
                                                                             ----       ----
Fixed Charges:
  Interest and other financial charges.....................................    83         72
  Interest factor attributable to rentals..................................     7          6
                                                                             ----       ----
                                                                               90         78
                                                                             ----       ----
Earnings, as adjusted......................................................  $125       $ 85
                                                                             ====       ====
Fixed Charges:
  Fixed charges above......................................................  $ 90       $ 78
  Interest capitalized.....................................................     1          1
                                                                             ----       ----
  Total fixed charges......................................................  $ 91       $ 79
                                                                             ====       ====
Ratios:
  Earnings, as adjusted, to total fixed charges............................  1.37       1.08
                                                                             ====       ====

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Note:

a) The adjustment for distributions in excess of equity earnings and losses represents the adjustment to income for distributions in excess of undistributed earnings and losses of companies in which at least 20% but less than 50% equity is owned.